EXHIBIT 99.1
News Release

Contacts: Media – Barry L. Racey, Director, Government & Public Relations (513) 425-2749
Investors – Albert E. Ferrara, Jr., Senior Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Financial Results for First Quarter of 2012

WEST CHESTER, OH, April 24, 2012 – AK Steel (NYSE: AKS) today reported a net loss of $11.8 million, or $0.11 per diluted share of common stock, for the first quarter of 2012 compared to net income of $8.7 million, or $0.08 per diluted share, for the first quarter of 2011 and a net loss of $193.9 million, or $1.76 per share, for the fourth quarter of 2011. The fourth quarter 2011 loss included a non-cash pre-tax pension corridor charge of $268.1 million, or $1.50 per diluted share.
Net sales for the first quarter of 2012 were $1,508.7 million on shipments of 1,325,900 tons, compared to sales of $1,581.1 million on shipments of 1,423,100 tons for the year-ago first quarter. The company said its average selling price for the first quarter of 2012 was $1,138 per ton, a 6% increase from the fourth quarter of 2011, and about 3% higher than the first quarter of 2011. The higher average selling price for first quarter 2012 over first quarter 2011 was primarily due to a richer product mix, increased contract sales and higher prices for certain products.
The company reported an operating profit for the first quarter of 2012 of $4.1 million, or $3 per ton, compared to an operating profit of $19.5 million, or $14 per ton, for the first quarter of 2011 and an operating loss of $300.7 million, or $213 per ton, for the fourth quarter of 2011. The fourth quarter loss included the $268.1 million, or $190 per ton, pre-tax pension corridor charge. The 2012 first quarter results include a LIFO credit of $12.4 million, compared to a LIFO credit of $44.1 million in the fourth quarter of 2011.
“We continued to experience a slow, but steady, improvement in market conditions during the first quarter, which helped AK Steel achieve an operating profit,” said James L. Wainscott, Chairman, President and Chief Executive Officer of AK Steel. “Additionally, our employees once again turned in outstanding performances in the hallmarks of our company – safety, quality and productivity.”
The company ended the first quarter of 2012 with $42.3 million of cash and cash equivalents and $840.6 million of availability under the company’s revolving credit facility, for total liquidity of approximately $883 million.

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Second Quarter 2012 Outlook
AK Steel said that it expects to report net income in the second quarter of 2012. The company added that it intends to provide more detailed second quarter guidance later in the quarter.
Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, owns or leases metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended March 31,
	2012	2011
Shipments (000 tons)	1,325.9	1,423.1
Selling price per ton	$1,138	$1,109

Net sales	$1,508.7	$1,581.1

Cost of products sold	1,409.0	1,469.1
Selling and administrative expenses	55.8	54.2
Depreciation	48.3	46.7
Pension and OPEB expense (income)	(8.5)	(8.4)
Total operating costs	1,504.6	1,561.6

Operating profit	4.1	19.5

Interest expense	16.2	8.6
Other income (expense)	0.9	3.4

Income (loss) before income taxes	(11.2)	14.3
Income tax provision (benefit)	(4.3)	5.8

Net income (loss)	(6.9)	8.5
Less: Net income (loss) attributable to noncontrolling interests	4.9	(0.2)

Net income (loss) attributable to AK Steel Holding Corporation	$(11.8)	$8.7

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$(0.11)	$0.08

Weighted-average shares outstanding:
Basic	110.0	109.7
Diluted	110.0	110.1

Dividends declared and paid per share	$0.05	$0.05

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$42.3	$42.0
Accounts receivable, net	645.2	564.2
Inventory, net	621.3	418.7
Other current assets	241.8	249.5
Total current assets	1,550.6	1,274.4
Property, plant and equipment	5,953.6	5,967.2
Accumulated depreciation	(3,845.3)	(3,797.0)
Property, plant and equipment, net	2,108.3	2,170.2
Other non-current assets	1,032.4	1,005.3
TOTAL ASSETS	$4,691.3	$4,449.9

LIABILITIES AND EQUITY
Current liabilities:
Borrowings under credit facility	$145.0	$250.0
Accounts payable	685.1	583.6
Accrued liabilities	195.5	172.8
Current portion of long-term debt	0.7	0.7
Current portion of pension and other postretirement benefit obligations	127.2	130.0
Total current liabilities	1,153.5	1,137.1
Long-term debt	949.9	650.0
Pension and other postretirement benefit obligations	1,705.8	1,744.8
Other non-current liabilities	521.5	540.8
TOTAL LIABILITIES	4,330.7	4,072.7

Equity:
Common stock, authorized 200,000,000 shares of $.01 par value each; issued 123,705,980 and 123,229,210 shares in 2012 and 2011; outstanding 110,562,918 and 110,284,228 shares in 2012 and 2011	1.2	1.2
Additional paid-in capital	1,928.8	1,922.2
Treasury stock, common shares at cost, 13,143,062 and 12,944,982 shares in 2012 and 2011	(173.2)	(171.6)
Accumulated deficit	(1,383.3)	(1,366.0)
Accumulated other comprehensive income (loss)	(9.4)	2.7
TOTAL AK STEEL HOLDING CORPORATION STOCKHOLDERS' EQUITY	364.1	388.5
Noncontrolling interests	(3.5)	(11.3)
TOTAL EQUITY	360.6	377.2
TOTAL LIABILITIES AND EQUITY	$4,691.3	$4,449.9
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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(6.9)	$8.5
Depreciation	44.9	46.7
Depreciation—SunCoke Middletown	3.4	—
Amortization	6.3	4.5
Deferred income taxes	(9.4)	4.4
Pension and OPEB expense (income)	(8.5)	(8.4)
Contributions to pension trust	(28.7)	(30.0)
Contributions to Middletown retirees VEBA	—	(65.0)
Other postretirement benefit payments	(16.3)	(20.1)
Working capital	(150.7)	(133.3)
Working capital—SunCoke Middletown	7.9	(0.4)
Other operating items, net	8.0	(4.3)
Net cash flows from operating activities	(150.0)	(197.4)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(10.5)	(35.6)
Capital investments—SunCoke Middletown	(19.2)	(71.7)
Other investing items, net	(0.2)	0.4
Net cash flows from investing activities	(29.9)	(106.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under credit facility	(105.0)	75.0
Proceeds from issuance of long-term debt	373.3	—
Redemption of long-term debt	(73.5)	(0.2)
Debt issuance costs	(8.2)	(0.2)
Proceeds from exercise of stock options	—	0.1
Purchase of treasury stock	(1.7)	(1.4)
Common stock dividends paid	(5.5)	(5.5)
Advances from noncontrolling interest owner to SunCoke Middletown	—	72.4
Other financing items, net	0.8	1.4
Net cash flows from financing activities	180.2	141.6

Net increase (decrease) in cash and cash equivalents	0.3	(162.7)
Cash and cash equivalents, beginning of period	42.0	216.8
Cash and cash equivalents, end of period	$42.3	$54.1

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended March 31,
	2012	2011
Tons Shipped by Product
Stainless/electrical	214.9	224.4
Coated	583.2	621.8
Cold-rolled	286.0	344.8
Tubular	36.3	34.2
Subtotal value-added shipments	1,120.4	1,225.2
Hot-rolled	170.5	161.1
Secondary	35.0	36.8
Subtotal non value-added shipments	205.5	197.9
Total shipments	1,325.9	1,423.1

Shipments by Product (%)
Stainless/electrical	16.2%	15.8%
Coated	44.0%	43.7%
Cold-rolled	21.6%	24.2%
Tubular	2.7%	2.4%
Subtotal value-added shipments	84.5%	86.1%
Hot-rolled	12.9%	11.3%
Secondary	2.6%	2.6%
Subtotal non value-added shipments	15.5%	13.9%
Total shipments	100.0%	100.0%

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